Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES

SECOND QUARTER 2010 RESULTS AND DECLARES QUARTERLY DISTRIBUTION

RADNOR, PA (BusinessWire) July 27, 2010 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended June 30, 2010 and provided an update of full-year 2010 guidance.

Second Quarter 2010 Highlights

Second quarter 2010 highlights and results, with comparisons to second quarter 2009 results, included the following:

•

A $5.0 million one-time non-cash charge for the vesting of equity awards related to the separation from Penn Virginia Corporation. This one time charge is reflected in the distributable cash flow, net income and adjusted net income numbers below.

•	Quarterly distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $30.2 million as compared to $34.6 million;

•	Net income of $23.3 million, or $0.32 per limited partner unit, as compared to $13.3 million, or $0.13 per limited partner unit;

•

Adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, of $14.3 million, or $0.15 per limited partner unit, as compared to $17.9 million, or $0.22 per limited partner unit;

•	Coal royalties revenue of $34.9 million or $3.93 per ton as compared to $30.0 million or $3.43 per ton;

•	Coal production by lessees of 8.9 million tons, as compared to 8.7 million tons;

•	Quarterly natural gas midstream system throughput volumes of 29.2 billion cubic feet (Bcf), or 320 million cubic feet (MMcf) per day, as compared to 31.3 Bcf, or 344 MMcf per day;

•	Midstream gross margin of $24.9 million, or $0.85 per thousand cubic feet (Mcf), as compared to $20.9 million, or $0.67 per Mcf; and

•	Midstream gross margin, including the cash impact of midstream derivatives, of $24.5 million, or $0.84 per Mcf, as compared to $24.3 million, or $0.77 per Mcf.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

Management Comment

“We are pleased with the strong second quarter operating results in our coal business. Although drilling activities remained strong, the second quarter was challenging for our midstream business because of lower NGL product pricing, but we expect product prices to recover during the remainder of 2010. Our

PVR Announces Second Quarter 2010 Results	Page 2

results were also negatively impacted by the one-time equity expenses occasioned by the separation of PVR from Penn Virginia Corporation,” said William H. Shea, Jr., Chief Executive Officer of PVR. “With the separation from Penn Virginia complete, and our strong balance sheet and diversified asset base, we believe PVR is well positioned to execute on our business plan and take advantage of market opportunities,” Mr. Shea said.

Cash Distribution

The Board of Directors of Penn Virginia Resources GP, LLC, the general partner of PVR today declared a second quarter cash distribution of $0.47 per unit, payable on August 13, 2010 to unitholders of record as of August 6, 2010. The distribution equates to an annualized rate of $1.88 per unit.

Second Quarter 2010 Results

DCF for the second quarter of 2010 of $30.2 million was $4.4 million, or 13 percent, lower than the $34.6 million of DCF in the second quarter of 2009 primarily due to:

•	a $4.0 million increase in cash payments to settle derivatives,

•	a $2.9 million increase in maintenance capital expenditures,

•	a $5.7 million increase in general and administrative expenses due to the acceleration of equity award vesting related to separation from Penn Virginia Corporation; and

•	a $2.5 million increase in interest expense due to the $300.0 million long-term debt offering completed in April 2010.

These decreases in DCF were partially offset by:

•	a $5.4 million increase in coal and natural resource revenues,

•	a $4.0 million increase in midstream gross margin (before the impact of derivatives) ; and

•	a $1.5 million increase in distributions, net of equity in earnings, from joint ventures

Coal and Natural Resource Management Segment Review

During the second quarter of 2010, operating income for PVR Coal and Natural Resource Management increased by $4.4 million, or 22 percent, to $24.8 million from $20.3 million in the prior year quarter. Total revenues increased by $5.4 million, or 15 percent, to $40.6 million from $35.1 million in the prior year quarter primarily due to higher coal royalties revenue.

Coal royalties revenues were 16 percent higher than the prior year quarter, primarily due to a $0.50, or 15 percent increase, in average coal royalties per ton to $3.93 in the second quarter of 2010 as compared to $3.43 in the prior year quarter. The increase in average coal royalties from the prior year quarter was attributable to higher coal prices. Operating expenses increased by $1.0 million, or seven percent, to $15.8 million primarily due to increases in general and administrative expenses.

Natural Gas Midstream Segment Review

During the second quarter of 2010, operating income for PVR Midstream decreased $1.0 million to $0.1 million from $1.1 million in the prior year quarter. Adjusted for the cash impact of derivatives, operating income decreased $4.8 million, from $4.4 million in the prior year quarter to an operating loss of $0.3 million. Midstream gross margin increased by 19 percent to $24.9 million, or $0.85 per Mcf, from $20.9 million, or $0.67 per Mcf, in the prior year quarter primarily due to commodity prices. Adjusted for the cash impact of derivatives, midstream gross margin was $24.5 million, or $0.84 per Mcf, up nine percent from $24.3 million, or $0.77 per Mcf, in the prior year quarter.

System throughput volumes decreased seven percent to 29.2 Bcf, or approximately 320 MMcf per day, in the second quarter of 2010 from 31.3 Bcf, or approximately 344 MMcf per day, in the prior year quarter. The decrease in volumes was primarily the result of delayed completions of drilled wells. Other expenses increased by $6.0 million to $27.1 million, due to a $4.2 million increase in general and administrative expense and a $1.4 million increase in DD&A.

PVR Announces Second Quarter 2010 Results	Page 3

Capital Resources and Impact of Derivatives

As of June 30, 2010, PVR had outstanding borrowings of $346.5 million under our $800.0 million revolving credit facility and $15.0 million of cash and equivalents, with remaining borrowing capacity of $451.9 million. Interest expense increased from $6.4 million in the second quarter of 2009 to $8.9 million in the second quarter of 2010 due to refinancing of short-term borrowings under the credit facility with the issuance of $300.0 million of long term debt in April 2010.

For the second quarter of 2010, derivatives income was $7.1 million, as compared to derivatives expense of $2.0 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $2.4 million during the second quarter of 2010 related to commodity and interest rate derivatives, as compared to $1.6 million of net cash receipts in the prior year quarter. See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin. See the Guidance Table included in this release for details of derivative positions as of June 30, 2010.

Guidance for 2010

See the Guidance Table included in this release for updated guidance estimates for full-year 2010. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Second Quarter 2010 Financial and Operational Results Conference Call

A joint conference call and webcast for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), during which management will discuss first quarter 2010 financial and operational results, is scheduled for Wednesday, July 28, 2010 at 10:00 a.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 866-630-9986 five to ten minutes before the scheduled start of the conference call (use the passcode 7398464), or via webcast by logging on to our website, www.pvresource.com, or PVG’s website, www.pvgpholdings.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available for two weeks by dialing 888-203-1112 (international: 719-457-0820) and using the following replay code: 7398464. An on-demand replay of the conference call will be available for two weeks at our website.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business. For more information about us, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs and coal; our ability to access external sources of capital; any impairment writedowns of our assets; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves; our ability to generate sufficient cash from our businesses to maintain and pay the quarterly distribution to our general partner and our unitholders; the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream businesses; our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; our ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of our lessees to produce sufficient quantities of coal on an economic basis from

PVR Announces Second Quarter 2010 Results	Page 4

our reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Natural gas midstream	$146,546	$113,060	$317,155	$230,439
Coal royalties	34,879	29,997	63,105	60,627
Coal services	2,028	1,745	4,001	3,633
Other	5,979	4,617	11,649	11,479

Total revenues	189,432	149,419	395,910	306,178

Expenses
Cost of gas purchased	121,659	92,154	263,454	192,774
Coal royalties expense	1,630	1,569	3,086	2,793
Operating	8,631	8,146	17,483	16,667
General and administrative	14,373	8,540	23,184	16,504
Depreciation, depletion and amortization	18,263	17,617	36,081	34,120

Total expenses	164,556	128,026	343,288	262,858

Operating income	24,876	21,393	52,622	43,320

Other income (expense)
Interest expense	(8,894)	(6,365)	(14,729)	(11,981)
Interest income and other	204	328	512	646
Derivatives	7,074	(2,034)	(494)	(9,195)

Net income	$23,260	$13,322	$37,911	$22,790

Allocation of net income:
General partner’s interest in net income	$6,437	$6,181	$12,655	$12,285
Limited partners’ interest in net income	$16,823	$7,141	$25,256	$10,505

Basic and diluted net income per limited partner unit	$0.32	$0.13	$0.48	$0.20

Weighted average units outstanding, basic and diluted (in thousands)	51,993	51,799	51,923	51,799

Other data:

Distributions to limited partners (per unit) - (a)	$0.47	$0.47	$0.94	$0.94
Distributions paid	$31,142	$30,878	$62,184	$61,755
Distributable cash flow (non-GAAP) - (b)	$30,238	$34,637	$67,797	$66,218

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,872	8,739	17,115	17,487
Average coal royalties ($ per ton)	$3.93	$3.43	$3.69	$3.47

Natural gas midstream segment:
System throughput volumes (MMcf)	29,162	31,342	56,887	63,622
Gross margin (in thousands)	$24,887	$20,906	$53,701	$37,665

(a)	These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.
(b)	See subsequent page for the calculation and description of distributable cash flow.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	June 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$15,032	$8,659
Accounts receivable	75,026	82,321
Derivative assets	2,488	1,331
Other current assets	4,541	4,468

Total current assets	97,087	96,779
Property, plant and equipment, net	914,131	900,844
Other long-term assets	210,738	210,437

Total assets	$1,221,956	$1,208,060

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$73,562	$70,405
Deferred income	3,047	3,839
Derivative liabilities	9,320	11,251

Total current liabilities	85,929	85,495
Derivative liabilities	4,043	4,285
Other long-term liabilities	26,099	21,673
Senior notes	300,000	—
Revolving credit facility	346,490	620,100
Partners’ capital	459,395	476,507

Total liabilities and partners’ capital	$1,221,956	$1,208,060

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$23,260	$13,322	$37,911	$22,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	18,263	17,617	36,081	34,120
Commodity derivative contracts:
Total derivative losses included in net income	(6,566)	2,951	1,584	10,566
Cash receipts (payments) to settle derivatives for the period	(2,412)	1,613	(4,058)	4,449
Noncash interest expense	1,367	1,242	2,610	1,733
Noncash unit-based compensation	4,952	—	5,887	—
Equity earnings, net of distributions received	1,947	488	2,390	(1,071)
Other	(312)	(335)	(612)	(630)
Changes in operating assets and liabilities	2,718	2,287	11,026	1,601

Net cash provided by operating activities	43,217	39,185	92,819	73,558

Cash flows from investing activities
Acquisitions, net of cash acquired	(17,835)	(606)	(17,864)	(1,862)
Additions to property, plant and equipment	(16,776)	(15,208)	(24,733)	(32,258)
Other	398	307	670	572

Net cash used in investing activities	(34,213)	(15,507)	(41,927)	(33,548)

Cash flows from financing activities
Distributions to partners	(31,142)	(30,878)	(62,184)	(61,755)
Proceeds from issuance of senior notes	300,000	—	300,000	—
Proceeds from (repayments of) revolving credit facility, net	(271,610)	2,000	(273,610)	29,000
Other	(8,747)	—	(8,725)	(9,258)

Net cash used in financing activities	(11,499)	(28,878)	(44,519)	(42,013)

Net increase (decrease) in cash and cash equivalents	(2,495)	(5,200)	6,373	(2,003)
Cash and cash equivalents - beginning of period	17,527	12,681	8,659	9,484

Cash and cash equivalents - end of period	$15,032	$7,481	$15,032	$7,481

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$23,260	$13,322	$37,911	$22,790
Depreciation, depletion and amortization	18,263	17,617	36,081	34,120
Commodity derivative contracts:
Derivative (gains) losses included in net income	(6,566)	2,951	1,584	10,566
Cash receipts (payments) to settle derivatives for the period	(2,412)	1,613	(4,058)	4,449
Equity earnings from joint venture, net of distributions	1,947	488	2,390	(1,071)
Maintenance capital expenditures	(4,254)	(1,354)	(6,111)	(4,636)

Distributable cash flow (a)	$30,238	$34,637	$67,797	$66,218

Note: Includes a non-cash charge of $5.0 million of one-time equity vesting expenses incurred in the second quarter of 2010 upon the change of control of PVR from Penn Virginia Corporation.

Distribution to Partners:

Limited partner units	$24,390	$24,345	$48,735	$48,691
Phantom units (b)	208	—	373	—
General partner interest	498	497	995	994
Incentive distribution rights (c)	6,046	6,035	12,081	12,070

Total cash distribution paid during period	$31,142	$30,877	$62,184	$61,755

Total cash distribution paid per unit during period	$0.47	$0.47	$0.94	$0.94

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$23,260	$13,322	$37,911	$22,790
Adjustments for derivatives:
Derivative (gains) losses included in net income	(6,566)	2,951	1,584	10,566
Cash receipts (payments) to settle derivatives for the period	(2,412)	1,613	(4,058)	4,449

Net income, as adjusted (d)	$14,282	$17,886	$35,437	$37,805

Allocation of net income, as adjusted:
General partner’s interest in net income, as adjusted	$6,257	$6,272	$12,606	$12,585
Limited partners’ interest in net income, as adjusted	$8,025	$11,614	$22,831	$25,220

Net income, as adjusted, per limited partner unit, basic and diluted	$0.15	$0.22	$0.44	$0.48

(a)	Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus (minus) derivative losses (gains) included in operating income and other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	Phantom units grants were made in both 2010 and 2009 under our long-term incentive plan. Phantom units receive distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(c)	In accordance with our partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.
(d)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended June 30, 2010

Revenues
Natural gas midstream	$—	$146,546	$146,546
Coal royalties	34,879	—	34,879
Coal services	2,028	—	2,028
Timber	1,746	—	1,746
Oil and gas royalties	625	—	625
Other	1,304	2,304	3,608

Total revenues	40,582	148,850	189,432

Expenses
Cost of gas purchased	—	121,659	121,659
Coal royalties expense	1,630	—	1,630
Other operating	951	7,680	8,631
General and administrative	5,841	8,532	14,373
Depreciation, depletion and amortization	7,379	10,884	18,263

Total expenses	15,801	148,755	164,556

Operating income	$24,781	$95	$24,876

Additions to property and equipment and acquisitions	$18,082	$16,529	$34,611

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended June 30, 2009

Revenues
Natural gas midstream	$—	$113,060	$113,060
Coal royalties	29,997	—	29,997
Coal services	1,745	—	1,745
Timber	1,456	—	1,456
Oil and gas royalties	545	—	545
Other	1,401	1,215	2,616

Total revenues	35,144	114,275	149,419

Expenses
Cost of gas purchased	—	92,154	92,154
Coal royalties expense	1,569	—	1,569
Other operating	919	7,227	8,146
General and administrative	4,159	4,381	8,540
Depreciation, depletion and amortization	8,164	9,453	17,617

Total expenses	14,811	113,215	128,026

Operating income	$20,333	$1,060	$21,393

Additions to property and equipment and acquisitions	$606	$15,208	$15,814

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Six months ended June 30, 2010

Revenues
Natural gas midstream	$—	$317,155	$317,155
Coal royalties	63,105	—	63,105
Coal services	4,001	—	4,001
Timber	3,051	—	3,051
Oil and gas royalties	1,369	—	1,369
Other	2,616	4,613	7,229

Total revenues	74,142	321,768	395,910

Expenses
Cost of gas purchased	—	263,454	263,454
Coal royalties expense	3,086	—	3,086
Other operating	1,676	15,807	17,483
General and administrative	9,533	13,651	23,184
Depreciation, depletion and amortization	14,705	21,376	36,081

Total expenses	29,000	314,288	343,288

Operating income	$45,142	$7,480	$52,622

Additions to property and equipment and acquisitions	$18,114	$24,483	$42,597

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Six months ended June 30, 2009

Revenues
Natural gas midstream	$—	$230,439	$230,439
Coal royalties	60,627	—	60,627
Coal services	3,633	—	3,633
Timber	2,773	—	2,773
Oil and gas royalties	1,248	—	1,248
Other	5,115	2,343	7,458

Total revenues	73,396	232,782	306,178

Expenses
Cost of gas purchased	—	192,774	192,774
Coal royalties expense	2,793	—	2,793
Other operating	1,983	14,684	16,667
General and administrative	7,755	8,749	16,504
Depreciation, depletion and amortization	15,558	18,562	34,120

Total expenses	28,089	234,769	262,858

Operating income	$45,307	$(1,987)	$43,320

Additions to property and equipment and acquisitions	$1,906	$32,214	$34,120

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE - unaudited

(dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for full-year 2010.

	Actual
	First Quarter	Second Quarter	YTD	Full-Year
	2010	2010	2010	2010 Guidance

Coal and natural resource management segment:
Coal royalty tons (millions)	8.2	8.9	17.1	32.5	—	33.5

Revenues:
Average coal royalties per ton	$3.42	3.93	3.69	3.50	—	3.60
Other	$5.3	5.7	11.0	21.0	—	22.0

Expenses:
Cash operating expenses	$5.9	8.4	14.3	25.0	—	26.0
Depreciation, depletion and amortization	$7.3	7.4	14.7	28.5	—	29.5

Capital expenditures:
Expansion and acquisitions	$0.0	17.8	17.9	20.0	—	22.0
Maintenance capital expenditures	$0.0	0.2	0.3	1.0	—	1.5
Total segment capital expenditures	$0.0	18.1	18.1	21.0	—	23.5

Natural gas midstream segment:
System throughput volumes (MMcf per day)	308	320	314	340	—	350

Expenses:
Cash operating expenses	$13.2	16.2	29.5	57.0	—	62.0
Depreciation, depletion and amortization	$10.5	10.9	21.4	43.0	—	45.0

Capital expenditures:
Expansion and acquisitions	$7.4	14.6	22.0	120.0	—	125.0
Maintenance capital expenditures	$1.9	4.0	5.9	16.0	—	20.0
Total segment capital expenditures	$9.3	18.6	27.9	136.0	—	145.0

Other:
Interest expense:
End of period total debt outstanding (a)	$618.1	627.5
Effective interest rate	3.8%	5.7%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

(a)	In April 2010, we sold $300 million of senior unsecured notes due 2018, with an annual coupon of 8.25%, the net proceeds of which were used to repay borrowings under our revolving credit facility.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of June 30, 2010

	Average Volume Per		Swap		Weighted Average Price
	Day		Price		Put (a)	Call (b)

Crude oil collar	(barrels	)			(per barrel)
Third quarter 2010 through fourth quarter 2010	750				$70.00	$81.25

Crude oil collar	(barrels	)			(per barrel)
Third quarter 2010 through fourth quarter 2010	1,000				$68.00	$80.00

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
Third quarter 2010 through fourth quarter 2010	7,100		$5.885

NGL - natural gasoline collar	(gallons	)			(per gallon)
Third quarter 2010 through fourth quarter 2010	42,000				$1.55	$2.03

NGL - natural gasoline collar	(gallons	)			(per gallon)
First quarter 2011 through fourth quarter 2011	95,000				$1.57	$1.94

Crude oil collar	(barrels	)			(per barrel)
First quarter 2011 through fourth quarter 2011	400				$75.00	$98.50

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
First quarter 2011 through fourth quarter 2011	6,500		$5.796

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2010 would decrease or increase by approximately $0.9 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income for the remainder of 2010 would increase or decrease by approximately $3.1 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.